EXHIBIT 10_1

Termination of License Agreement

This Early Termination of Vivarium Agreement (“Termination Agreement”) is dated September 9, 2022 (“Execution Date”) and is entered into by and between Cue Biopharma, Inc., (“Licensee”) and MIL 21E, LLC (“Licensor”).

WHEREAS, Licensor and Licensee are parties to a certain Vivarium Agreement dated September 20, 2018, as amended (the “Vivarium Agreement”);

WHEREAS, Licensee warrants and represents that, to the best of its knowledge, Licensor has fulfilled its obligations under the Vivarium Agreement and is not in default of any covenants or obligations contained in the Vivarium Agreement;

WHEREAS, Licensor and Licensee desire to terminate the Vivarium Agreement on the terms and conditions set forth herein; and

WHEREAS, capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Vivarium Agreement.

For good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, accepted and agreed to, Licensor and Licensee agree as follows:

1.
Term. Notwithstanding anything to the contrary contained in the Vivarium Agreement, the expiration date shall be accelerated to December 6, 2022 (“Termination Date”).

2.
Surrender. Subject to the terms herein, on or before Termination Date, Licensee shall surrender and fully vacate the all licensed Private Holding Rooms and the licensed Private Procedure Room (“Vivarium Premises”), and fully comply with the termination provisions set forth in the Vivarium Agreement. Licensee shall leave the Vivarium Premises in the condition required under the Vivarium Agreement, including but not limited to, removal of all personal property. Notwithstanding the foregoing, if pursuant to that certain Rider to License Agreement (Vivarium), dated July 7, 2022, by and between Licensee and MIL 40 G, LLC, a Delaware limited liability company, which is an affiliate of Licensor (the “Guest Street Vivarium Agreement”), the Vivarium Commencement Date (as defined in the Guest Street License Agreement) does not occur on December 1, 2022, then the Termination Date hereunder shall be extended one day for each day that the Vivarium Commencement Date is delayed.

3.
Fees. Licensee shall continue to pay all amounts due and owing pursuant to the Vivarium Agreement including, without limitation, the Vivarium License Fee, through the Termination Date.

4.
Vivarium Retainer. The parties acknowledge that Licensor currently holds $199,198.19 (“Vivarium Retainer”) to be returned to Licensee, within sixty (60) days of the Termination Date, less amounts owed to Licensor related to: (i) any amounts due to Licensor by Licensee under the Vivarium Agreement; and (ii) any amounts arising from Licensee’s failure to vacate the Vivarium Premises in accordance with the conditions set forth under the Vivarium Agreement (“Surrender Costs”). Notwithstanding the forgoing, if the Surrender Costs exceed the Vivarium Retainer, then Licensee, upon receipt of an invoice from Licensor for the aforementioned excess, shall pay such invoice within ten (10) days after receipt thereof.

5.
Holding Over. Licensee understands and agrees that a new licensee will utilize the Vivarium Premises on or after the Termination Date. If Licensee fails to comply with the terms hereof, or

EXHIBIT 10_1

fails to fully remove itself and all of its personal property from the Vivarium Premises as of the Termination Date, Licensee shall be liable for any consequential damages that arise directly therefrom, including but not limited to those arising out of such new licensee terminating its agreement with Licensor.

6.
Waiver and Release. Effective the Termination Date, each party, and their respective successors, assigns, subsidiaries and parent entities, or anyone claiming by or through either Party (“Released Parties”), hereby releases, waives, and forever discharges the Released Parties from any actions, claims, counterclaims, complaints, liabilities, suits, damages, fees, costs, and causes of action, and any and all other claims of every kind, nature and description whatsoever, both in law and equity, which either party now has or ever had, from the beginning of time through the end of time, with respect to the Vivarium Agreement (collectively, “Claims”). Notwithstanding the foregoing, neither Licensee nor Licensor shall be released from any claims which, by their nature, survive the termination of the Vivarium Agreement, including, but not limited to, any claims in relation to breach of this Termination Agreement.

7.
Effect of Termination. As of the Termination Date and provided that Licensee complies with the terms and conditions herein, the Vivarium Agreement shall be considered terminated and therefore no longer binding between the Parties. Notwithstanding the foregoing, Exhibit 3 and Sections 8, 10, 11, 12, 13, 14, 15, and 17 of the License Agreement shall survive the termination of the Vivarium Agreement and remain binding upon the parties.

8.
Miscellaneous. This Termination Agreement is governed by the laws of the Commonwealth of Massachusetts. Any action concerning any dispute arising under this Termination Agreement shall be filed and maintained only in Suffolk County, Massachusetts, and each party consents and submits to the jurisdiction of such state or federal court. This Termination Agreement is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Termination Agreement may be amended only by an agreement in writing, signed by the parties hereto. The waiver by Licensor or Licensee of any provision of this Termination Agreement or breach hereof shall not operate or be construed as a waiver of any other or subsequent provision or breach. This Termination Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronic signatures shall be deemed original signatures for purposes of this Termination Agreement and all matters related thereto, with such electronic signatures having the same legal effect as original signatures. The parties agree that the terms of this Termination Agreement and the financial terms as contained in the Vivarium Agreement shall be, and remain, confidential.

IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the Execution Date.

LICENSOR LICENSEE

/s/ Brian Taylor	/s/ Kerri-Ann Millar
Name: Brian Taylor	Name: Kerri-Ann Millar
Title: Head of Biopharma Solutions	Title: Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)